Exhibit 99.1

Aptevo Presents Preclinical Data at SITC 2026 Showing Potential to Overcome Immune Suppression in Solid Tumors

In lab studies, APVO451 and APVO452 helped immune cells kill cancer cells despite conditions that suppress immune activity—offering potential for difficult-to-treat solid tumors

Preclinical work also showed that APVO711 both activated immune cells and blocked a signal that weakens their response—showing potential to help the immune system fight solid tumors in two ways

Together, these findings support the potential for a new generation of treatments that help the immune system overcome solid tumor defenses

SEATTLE, WA, November 9, 2026 — Aptevo Therapeutics Inc. (NASDAQ: APVO), a clinical-stage biotechnology company focused on developing novel bispecific and multispecific immunotherapies for the treatment of cancer, today announced that on November 7, 2026, the Company presented new preclinical data from its next-generation multispecific platform at the Society for Immunotherapy of Cancer (SITC) 2026 Annual Meeting. The findings demonstrate the ability of Aptevo's novel antibody-like molecules to activate complementary immune mechanisms and promote tumor-cell killing under conditions that ordinarily suppress the immune system's ability to fight cancer.

Aptevo is directing three experimental molecules, using two complementary approaches, toward a common challenge: helping the immune system attack cancer when solid tumors weaken its response. Together, these laboratory results strengthen the rationale for continued development of a portfolio of potential treatments for difficult-to-treat solid tumors.

Solid tumors present challenges in cancer immunotherapy because they can create an environment that dampens or shifts the balance of the immune response directed towards cancer cells. Aptevo's multispecific molecules are designed to overcome this challenge by bringing immune activation directly to the tumor, engaging multiple components of the immune system while seeking to limit activity elsewhere in the body.

"One of the biggest challenges in treating solid tumors is not simply getting the immune system to recognize cancer but overcoming the mechanisms tumors utilize to prevent the immune system from doing its job," said Michelle Nelson, PhD, Senior Director of Immunobiology at Aptevo. "These findings are exciting because we're seeing our molecules do exactly what we designed them to do in preclinical models: activate immune pathways, augment T-cell activity and promote tumor-cell killing even under tumor environments designed to suppress those responses. We believe this represents an important validation of our bispecific and multispecific approaches and provides a strong foundation for advancing a new generation of CD40 stimulating cancer immunotherapies."

Key Findings Presented at SITC 2026

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Aptevo's next-generation immunotherapies demonstrate the ability to kill cancer cells even when tumors suppress the immune system. In preclinical studies, APVO451 and APVO452 demonstrated tumor-cell killing and T-cell activation under immunosuppressive conditions. These findings are particularly encouraging because the ability of solid tumors to weaken or shut down immune responses is one of the biggest obstacles to successful cancer immunotherapy. The results suggest Aptevo's approach may help overcome this barrier, potentially expanding the effectiveness of immune-based treatments in difficult-to-treat solid tumors.
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New findings demonstrate the potential to launch a more powerful, coordinated immune attack against cancer. APVO451 and APVO452 bring together two important immune functions in a single molecule: CD40 activation, which helps initiate and strengthen immune responses, and T-cell engagement, which directs immune cells to kill cancer. By activating complementary parts of the immune system together, Aptevo aims to generate a broader and more effective anti-tumor response than approaches that target a single mechanism.
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Aptevo demonstrates another way to overcome cancer's defenses, expanding the potential of its bispecific platform. Preclinical findings with APVO711 demonstrated the ability to combine CD40 activation with PD-L1 checkpoint blockade, addressing two mechanisms involved in regulating the immune response. The results highlight the flexibility of Aptevo's technology to create different molecules that target multiple barriers to anti-tumor immunity, supporting the development of a broader portfolio of potential solid tumor therapies.

"It is particularly encouraging that we are demonstrating complementary immune activity across several distinct molecules, each designed to address the immunosuppressive tumor microenvironment in a different way," said Mary Janatpour, PhD, Senior Vice President and Chief Scientific Officer of Aptevo. "APVO451 and APVO452 bring CD40 activation and T-cell engagement together, while APVO711 combines CD40 activation with immune checkpoint blockade. These findings support the flexibility of our platform and our ability to engineer molecules that address multiple immune escape mechanisms simultaneously. That is an important scientific foundation as we continue advancing this portfolio."

Building a Platform Designed to Overcome the Limits of Cancer Immunotherapy

Many existing immunotherapies focus on a single pathway or immune mechanism. However, solid tumors frequently use multiple mechanisms to evade immune attack, creating a need for therapies capable of addressing several barriers at once.

Aptevo's approach is designed to meet that challenge by combining complementary immune functions in a single molecule. CD40 activation can help stimulate the immune cells responsible for initiating and coordinating anti-tumor responses, while T-cell engagement can direct the cells responsible for killing cancer. In APVO711, CD40 activation is paired with PD-L1 blockade, a mechanism intended to counter important pathways tumors use to suppress immune activity.

Importantly, the molecules are designed to concentrate immune activation within the tumor microenvironment rather than broadly stimulating the immune system throughout the body.

This tumor-directed approach is intended to improve the therapeutic potential of immune activation while reducing the risk of unwanted systemic effects, an important consideration in the development of CD40-targeted therapies.

About Aptevo's Multispecific Technology

Aptevo is developing next-generation multispecific antibody-like molecules designed to combine multiple distinct targeting or immune-modulating functions within a single therapeutic. The approach builds on Aptevo's expertise in multispecific protein engineering and is intended to enable coordinated, tumor-directed immune activity while addressing mechanisms within the tumor microenvironment that can limit the effectiveness of cancer immunotherapies.

About Aptevo

Aptevo Therapeutics Inc. (Nasdaq: APVO) is a clinical-stage biotechnology company focused on developing novel bispecific and trispecific immunotherapies for the treatment of cancer. The Company's lead clinical candidate, mipletamig, is currently being evaluated in RAINIER, a two-part Phase 1b/2 trial for the treatment of frontline acute myeloid leukemia in combination with standard-of-care venetoclax and azacitidine. Mipletamig has received orphan drug designation for AML under the Orphan Drug Act.

In the solid tumor space, Aptevo's lead assets are focused on well-established targets to progress novel immunomodulatory platform backbones that are conditionally active only in the tumor.

This work includes advancing APVO451, a targeted trispecific immunotherapy candidate for solid tumors, and a strategic collaboration with Niowave to develop up to three radiopharmaceutical oncology programs. The first radiopharmaceutical program is expected to target nectin-4, a tumor-associated antigen expressed in multiple solid tumor types. Both preclinical molecules are expected to advance into investigational new drug (IND)-enabling studies in 2027.

The Company's eight pipeline candidates are created using its proprietary ADAPTIR™ and ADAPTIR-FLEX™ platforms, which are designed to generate differentiated multispecific therapeutics. For more information, please visit www.aptevotherapeutics.com.

Safe Harbor Statement

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical fact, including, without limitation, statements regarding Aptevo’s expectations about the activity, efficacy, safety, tolerability and durability of mipletamig, including in combination with venetoclax and azacitidine; statements related to the progress of the RAINIER trial, including statements related to anticipated clinical and regulatory milestones; whether Aptevo’s strategy will translate into an improved overall survival rate in acute myeloid leukemia (AML); whether the mipletamig data in combination therapy will be indicative of later stage clinical trials;

whether Aptevo’s strategy will translate into improved overall survival in AML, especially among patient subgroups with poor prognosis; its expectations regarding the effectiveness of its ADAPTIR and ADAPTIR-FLEX platform; development and continued development of Aptevo's current and potential future molecules, including APVO451, APVO452 and APVO711 and their future development and efficacy with respect to addressing multiple solid tumor types; whether pre-clinical studies of APVO451 and APVO452 will continue to demonstrate tumor-cell killing and T-cell activation under immunosuppressive conditions and activation of complementary parts of the immune system together, whether APVO711 can target multiple barriers to anti-tumor immunity and whether APVO451, APVO452 or APVO711 will show the desired anti-tumor efficacy, mechanism of action and safety profile; the potential benefits, timing, scope and outcomes of the co-development collaboration with Niowave; and any statements containing the words “may,” “continue to,” “believes,” “expects,” “potential,” “designed,” “promising,” “plans,” “will” and similar expressions are intended to identify forward-looking statements.

These forward-looking statements are based on Aptevo’s current intentions, beliefs and expectations regarding future events. Aptevo cannot guarantee that any forward-looking statement will be accurate. Investors are cautioned not to place undue reliance on any forward-looking statement. There are several important factors that could cause Aptevo's actual results to differ materially from those indicated by such forward-looking statements, including a deterioration in Aptevo's business or prospects; further assessment of preliminary or interim data or different results from later clinical trials; adverse events and unanticipated problems; adverse developments in clinical development, including unexpected safety issues observed during a clinical trial; and changes in regulatory, social, macroeconomic and political conditions. Additional risks and factors that may affect results are set forth in Aptevo's filings with the Securities and Exchange Commission, including its Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2026, and its subsequent reports on Form 10-Q and current reports on Form 8-K. Any forward-looking statement speaks only as of the date of this press release, and, except as required by law, Aptevo does not assume any obligation to update any forward-looking statement to reflect new information, events or circumstances.

CONTACT:

Miriam Weber Miller
Vice President, Investor Relations & Corporate Communications
Aptevo Therapeutics
Email: IR@apvo.com or Millerm@apvo.com
Phone: 206-859-6628